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                                                                    EXHIBIT 23.1

                           [LETTERHEAD OF KPMG]



The Board of Directors
Danka Business Systems PLC:

We consent to incorporation by reference in the registration statement (No. 33-xxxx) on Form S-8 of Danka Business Systems PLC of our report dated
July 14, 1999, relating to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and all related schedules, which report appears in the March 31, 1999 annual report on Form 10-K of Danka Business Systems PLC.


/s/ KPMG AUDIT PLC
-------------------
    KPMG AUDIT PLC


London, England
October 28, 1999